ALLEN MATKINS LECK GAMBLE & MALLORY LLP
                                attorneys at law
                          333 Bush Street, 17th Floor
                      San Francisco, California 94104-2806


                                 April 11, 2001


Positron Corporation
1304 Langham Creek Boulevard, Suite 300
Houston, Texas 77084

Ladies and Gentlemen:

     As counsel for Positron Corporation (the "Company"), we have participated in the preparation of the Registration Statement which is to be filed on Form
S-8 under the Securities Act of 1933, as amended, (the "Securities Act") relating to the offering of up to 6,031,495 shares of the Company's Common Stock (the "Shares") issuable upon the exercise of stock options and other awards granted to certain executive officers, employees, consultants and directors of the Company pursuant to the 1994 Incentive and Non-Statutory Option Plan, the 1999 Stock Option Plan, the 1999 Non-Employee Directors' Stock Option Plan, the 1999 Stock Bonus Incentive Plan and the 1999 Employee Stock Purchase Plan (the "Plans") and to the resale of up to 116,000 shares of the Company's Common Stock previously issued pursuant to an employee benefit plan.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Securities Act.

     For purposes of this opinion, we have examined such matters of law and originals, or copies, certified or otherwise, identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such latter documents. We have also assumed the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have relied upon certificates of public officials and certificates of officers of the Company for the accuracy of material, factual matters contained therein which were not independently established.

     Based upon the foregoing and all other instruments, documents and matters examined for the rendering of this opinion, it is our opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Registration Statement and the Plans, and, when (a) the Registration Statement has become effective under the Securities Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) in the case of options and other awards issued under the Plans, the Shares have been paid for, the Shares so issued will be legally issued and will be fully paid and nonassessable.

     We are admitted to practice law in the State of California. Our opinion is rendered solely with respect to California law and federal law. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. By giving you this opinion and consent, we do not admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term "expert" as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                         Very truly yours,

                         /s/ ALLEN, MATKINS, LECK GAMBLE
                                  & MALLORY LLP